Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor / Media Contact:

Mel Stephens

(248) 447-1624

Investor Contact:

Ed Lowenfeld

(248) 447- 4380

Lear Appoints Jeffrey H. Vanneste

Chief Financial Officer

Southfield, Mich., February 17, 2012 – Lear Corporation [NYSE: LEA], a leading global supplier of automotive seating and electrical power management systems, today announced that Jeffrey H. Vanneste has been appointed Senior Vice President and Chief Financial Officer effective March 15, 2012.

Vanneste most recently served as Executive Vice President and Chief Financial Officer for International Automotive Components Group (IAC). Jeff joined IAC in March 2007 as Chief Financial Officer for North America. In January 2011, he was elevated to EVP and CFO of IAC’s global operations.

Prior to joining IAC, Mr. Vanneste was with Lear Corporation in positions of increasing responsibility over 15 plus years including: Vice President of Finance, European Operations, Vice President of Corporate Business Planning and Analysis, Vice President of Finance, Seating and Vice President of Finance for the Ford and GM Divisions.

“I am extremely pleased to have Jeff return to Lear. He is a very experienced finance executive with international experience, strong business acumen and great people skills. In addition, he has deep knowledge of the global automotive industry as well as Lear’s business”, said Matt Simoncini, Lear’s president and chief executive officer. “Jeff will be a great addition to our management team, and I am confident he will have an immediate positive impact on our Company. Jeff will drive operational improvements as well as support our profitable global growth.”

Vanneste received a Bachelor’s degree in Accounting from Wayne State University and a Master of Business Administration degree from Michigan State University.

Lear Corporation is one of the world’s leading suppliers of automotive seating and electrical power management systems. The Company’s world-class products are designed, engineered and manufactured by a diverse team of approximately 98,000 employees located in 35 countries. Lear’s headquarters are in Southfield, Michigan, and Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available on the internet at http://www.lear.com.

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